EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-110368) of our report dated May 21, 2004, except for Note 23, as to which the date is June 25, 2004, and except for Note 2, as to which the date is April 13, 2005, appearing in the Annual Report on Form 10-K/A of Tully’s Coffee Corporation for the year ended March 28, 2004.

As discussed in Note 2 of the notes to consolidated financial statements, the consolidated financial statements for all periods presented have been restated.

/s/ Moss Adams LLP

Seattle, Washington
April 13, 2005